Exhibit 99.2

NEWS RELEASE
For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
+1-609-734-6430
Investor Relations

Axel Markens
49 2066 22-2623
A.Markens@sachtleben.de
Media contact—Europe

Rockwood’s Sachtleben Venture Agrees to Acquire

crenox Titanium Dioxide Production Assets and Inventory

Princeton, NJ, June 11, 2012—Rockwood Holdings, Inc. (NYSE: ROC) today announced that its titanium dioxide venture Sachtleben has reached an agreement to acquire the titanium dioxide production assets and inventory of crenox GmbH, based in Krefeld, Germany, from the insolvency administrator.  The acquisition is expected to close by mid-July, subject to completion of due diligence, government approvals and other conditions.  The terms were not disclosed.

Sachtleben, which is a venture of Rockwood and Kemira Oyj, will acquire the crenox Krefeld-Uerdingen plant and all inventory of the facility.  The acquisition will add over 100,000 metric tons of titanium dioxide production, increasing capacity to approximately 340,000 metric tons, further enhancing Sachtleben’s position as a leading global supplier of high quality TiO2 pigments.

Commenting on the acquisition, Rockwood Chairman and CEO, Seifi Ghasemi, said, “This acquisition significantly enhances the value of our TiO2 businesses.  We have been trying to buy this facility for more than five years as we have always believed it would be a great fit with our TiO2 business.  This 100,000-ton-per-year plant will now enable us to optimize production between three plants, in addition to creating growth opportunities and enhancing our ability to serve customers.”

Vernon S. Sumner, CEO of Sachtleben, added, “For most of 2010 and 2011 we were completely sold out in our titanium dioxide business, with sales limited by our production output.  This acquisition provides us with a financially attractive capacity expansion to meet the growing needs of customers in all market segments. The technology, products, customer base and employees of crenox are the ideal supplement to Sachtleben’s portfolio.”

The acquisition will strengthen Sachtleben’s position as global leader in sulfate process titanium dioxide, used at both existing Sachtleben facilities (Duisburg, Germany and Pori, Finland) as well as the crenox plant. The sulfate process provides flexibility to manufacture both anatase and rutile crystal forms of TiO2 targeted to attractive niche market applications such as synthetic fiber production and cosmetics, as well as for higher volume applications in the paints, coatings and plastic markets.

This additional capacity better positions Sachtleben to supply customers’ growing needs for specialty grades of titanium dioxide for high performance, high value applications, and more fully participate in the growing global demand for titanium dioxide. In addition, crenox’s strong position in DeNOx catalysts will complement Sachtleben’s leading portfolio of innovative specialty products.  The proximity of the crenox plant to Sachtleben’s Duisburg plant will allow for additional synergy potential.

crenox GmbH has been under administration since 2009, as a result of the creditor protection proceedings affecting its former parent company TRONOX Inc.  The crenox staff of around 550 will join Sachtleben as part of the transfer of undertaking.

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Rockwood Holdings, Inc. is a leading global inorganic specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,700 people and annual net sales of approximately $3.7 billion. The company focuses on global niche segments of the lithium, surface treatment, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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